As filed with the Securities and Exchange Commission on August 5, 1998
                           File No. 33-

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8

                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933

                    GOOD TIMES RESTAURANTS INC.
        (Exact name of issuer as specified in its charter)


                 Nevada                            84-1133368
(State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)               Identification No.)


601 Corporate Circle, Golden, Colorado                   80401
(Address of Principal Executive Offices)               (Zip Code)

 Good Times Restaurants Inc. 401(K) Savings and Investment Plan
 Good Times Restaurants Inc. - 1992 Incentive Stock Option Plan
Good Times Restaurants Inc. - 1992 Non-Statutory Stock Option
Plan
                   (Full title of the plans)


                   Boyd E. Hoback, President
                      601 Corporate Circle
                     Golden, Colorado 80401
            (Name and address of agent for service)


                        (303) 384-1400
 (Telephone number, including area code, of agent for service)

                            Copy to:
                    Roger V. Davidson, Esq.
                    Andrew L. Pidcock, Esq.
          Cohen Brame & Smith Professional Corporation
                1700 Lincoln Street, Suite 1800
                     Denver, Colorado 80203

                 CALCULATION OF REGISTRATION FEE
                                    Proposed   Proposed
     Title of                       Maximum    Maximum
    Securities                      Offering   Aggregate  Amount
       to be       Amount to be     Price      Offering   of Reg
    Registered     Registered       Per Share  Price        Fee

Common Stock,
$.001 par value     300,000(1)      $2.625(2)  $787,500(1) $233


(1 The number of shares of Common Stock includes a maximum of 150,000 shares available for issuance under the Good Times Restaurants Inc. - 1992 Incentive Stock Option Plan, a maximum of 60,000 available for issuance under the Good Times Restaurants Inc. - 1992 Non-Statutory Stock Option Plan and 90,000 shares which the Company estimates will be issued under its 401(k) Savings and Investment Plan over the next several years. This Registration Statement also covers an indeterminate number of additional shares as may be issuable under the Plans by reason of adjustments in the number of shares covered thereby as described in the Plans and Prospectus.

(2 Estimated solely for purposes of calculation of the registration fee. Based upon the closing bid price of the Common Stock as quoted on NASDAQ on June 23, 1998, pursuant to Rule 457(c).

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents are deemed to be incorporated by reference in this registration statement and to be a part hereof.

          1. The Registrant's annual report on form 10-KSB for its fiscal year ended September 30, 1997.

          2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934
(the "Exchange Act") since October 1, 1997.

          3. The description of the Registrant's common stock which is contained in the Registrant's registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Incorporated by reference.

Item 5.   Interests of Named Experts and Counsel.

          Attorneys at the Company's counsel, Cohen Brame &
Smith, own an aggregate of less than 1,000 shares of the Company's Common Stock.

Item 6.   Indemnification of Directors and Officers.

          Article IX of the Bylaws of the Registrant, in accordance with the Nevada General Corporation Law, provides as follows:

          Section 1. Indemnification Against Third Party Claims. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          Section 2. Indemnification Against Derivative Claims. The corporation shall further indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided that indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          Section 3. Rights to Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          Section 4. Authorization of Indemnification. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination shall be made: (a) by the stockholders, (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding,
(c) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (d) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          Section 5. Advancement of Expenses. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, by reason of the fact that he was a director or officer of the corporation, shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection 5 do not affect any rights to advancement of expenses to which corporate personnel other than directors and officers may be entitled under any contract or otherwise by law.

          Section 6. Indemnification by Court Order. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation or the Bylaws of the corporation, or any other agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 hereof or for the advancement of the expenses made pursuant to subsection 5 hereof, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          Section 7. Insurance. The Board of Directors may, in its discretion, direct that the corporation purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or rising out of his status as such, whether or not the corporation would have the power to indemnify him against liability under the provision of this Section.

          Section 8. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the corporation by the Board of Directors, in lieu of such indemnification, to settle any such claim, action, suit or proceeding at the expense of the corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

          Article IX of the Articles of Incorporation of the Registrant provides as follows:

               The Corporation shall indemnify all officers, directors and agents of the Corporation to the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended. Such indemnification shall include, but not be limited to, indemnification against monetary damages for breach of fiduciary duty.

          Article XIV of the Articles of Incorporation of the Registrant provides as follows:

               No director or officer of the Corporation shall have any personal liability to the Corporation or its stock holders for damages for breach of fiduciary duty as a director or officer; provided that directors and officers shall not be exonerated from personal liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

Item 7.   Exemption From Registration Claimed.

          Inapplicable.

Item 8.   Exhibits.

          4.1  1992 Incentive Stock Option Plan of the
Registrant, as amended

          4.2  1992 Non-Statutory Stock Option Plan of the
Registrant, as amended

          4.3  Nonstandardized Prototype Cash or Deferred
Profit-Sharing Plan and Trust/Custodial Account for Good Times
Drive Thru, Inc. as a Subsidiary of Good Times Restaurants, Inc.

          4.4  Good Times Drive Thru, Inc. as a Subsidiary of
Good Times Restaurants, Inc. 401(k) Savings and Investment Plan
Summary Plan Description

          5.1  Opinion of Cohen Brame & Smith Professional
Corporation re legality of the Common Stock offered hereby

          23.1 Consent of Cohen Brame & Smith Professional
Corporation (included in Exhibit 5.1 to this registration statement)

          23.2 Consent of Hein & Associates LLP independent certified public accountants

Item 9.   Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i)  Include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

                    (iii)     Include any additional or changed
material information on the plan of distribution.

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                    INDEPENDENT AUDITOR'S REPORT

July 6, 1998

Trustees of the
Good Times Restaurants Inc.
  401(k) Savings and Investment Plan
Golden, Colorado

We have audited the accompanying statements of net assets available for benefits of Good Times Restaurants Inc. 401(k) Savings and Investment Plan as of September 30, 1997 and 1996 and the related statement of changes in net assets available for benefits with fund information for the years then ended, and the supplemental schedules of assets held for investment purposes as of September 30, 1997 and 1996 and the supplemental schedules of reportable transactions for the years ended September 30, 1997 and 1996. These financial statements and supplementary schedules are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards.
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As permitted by 29 CFR 2520.103-8 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, investment assets held by Wells Fargo, the custodian of the Plan, and transactions in those assets were excluded from the scope of our audit of the Plan's September 30, 1996 financial statements, except for comparing the information provided by the trustee, which is summarized in Note 3, with the related information included in the financial statements.

Because of the significance of the information that we did not audit (summarized in Note 3), we are unable to, and do not, express an opinion on the Plan's financial statements as of September 30, 1996. The form and content of the information included in the September 30, 1996 financial statements, other than that derived from the information certified by the trustee, have been audited by us and, in our opinion, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

In our opinion, the financial statements referred to above of Good Times Restaurants Inc. 401(k) Savings and Investment Plan as of September 30, 1997 and for the year then ended present fairly, in all material respects, the financial status of Good Times Restaurants Inc. 401(k) Savings and Investment Plan as of September 30, 1997, and changes in its financial status for the year then ended in conformity with generally accepted accounting principles.



Certified Public Accountants
Denver, Colorado

                    GOOD TIMES RESTAURANTS INC.
                 401(K) SAVINGS AND INVESTMENT PLAN

           STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS


                                                        September 30,
                                                      1997         1996

                               ASSETS

Investments, at Fair Value:
Mutual funds                                         $295,900    $200,800
Good Times Restaurants Inc. common stock               64,900      37,500

Loans to participants                                  10,000       7,900

Receivables:

Employer contribution                                  17,900      39,000
Participant contributions                               7,500       7,400

Total Assets                                          396,200     292,600

Liabilities                                               -           -

Net Assets Available for Benefits                    $396,200    $292,600


        See accompanying notes to these financial statements.

                            GOOD TIMES RESTAURANTS INC.
                        401(K) SAVINGS AND INVESTMENT PLAN

      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH
FUND
          INFORMATION FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                              Fidelity
                                                    S&P       Advisor       Invesco      Fidelity
                                                 500 Stock     Equity        Select    Adv. Equity
                                                   Fund*      Growth*        Income       Income*
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
  Earning on Investments:
     Interest & dividends                         $ 18,600     $   600     $   800        $  500
     Net investment gain (loss)                    (10,800)      5,300         700         4,900
       Net earnings on investments                   7,800       5,900       1,500         5,400

  Contributions:
     Employer (non-cash)                                 -           -           -             -
     Participants                                    4,700       6,600       4,700         9,300
       Total Contributions                           4,700       6,600       4,700         9,300

     Total additions to net assets                  12,500      12,500       6,200        14,700

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Benefits & distributions paid to
    participants                                     9,200       1,400       1,100           500

Net increase (decrease) prior to
   interfund transfers                               3,300      11,100       5,100        14,200
Interfund transfers                                  2,400      (1,400)     (3,700)       (7,700)
     Net increase (decrease)                         5,700       9,700       1,400         6,500

Net assets available for benefits:
  Beginning of year                                 21,100      18,500      12,900        17,000

  End of year                                      $26,800     $28,200     $14,300       $23,500

_______________
* Investments account for 5% or more of the Plan's net assets available for benefits at September 30, 1997.

                    See accompanying notes to these financial statements.

                                GOOD TIMES RESTAURANTS INC.
                              401(K) SAVINGS AND INVESTMENT PLAN

                STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                                 WITH FUND INFORMATION
                            FOR THE YEAR ENDED SEPTEMBER 30, 1997

                                                                          Stagecoach     Scudder
                                                 Invesco                  Treasury       Growth
                                                 Dynamics       Janus       Money         and
                                                   Fund*        Fund*       Market       Income*
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
  Earning on Investments:
     Interest & dividends                          $ 2,300     $ 5,000     $   500       $ 1,700
     Net investment gain (loss)                      5,800       8,100         100         7,300
       Net earnings on investments                   8,100      13,100         600         9,000

  Contributions:
     Employer (non-cash)                                 -           -           -             -
     Participants                                    6,700      20,500       9,600         6,600
       Total Contributions                           6,700      20,500       9,600         6,600

     Total additions to net assets                  14,800      33,600      10,200        15,600

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Benefits & distributions paid to
    participants                                     6,600       1,500       6,300         1,600

Net increase (decrease) prior to
   interfund transfers                               8,200      32,100       3,900        14,000
Interfund transfers                                  7,500       1,100     (11,100)        8,700
     Net increase (decrease)                        15,700      33,200      (7,200)       22,700

Net assets available for benefits:
  Beginning of year                                 23,700      36,600      13,100        12,300

  End of year                                      $39,400     $69,800     $ 5,900       $35,000
_______________
* Investments account for 5% or more of the Plan's net assets available for benefits at September 30, 1997.

                    See accompanying notes to these financial statements.

                                GOOD TIMES RESTAURANTS INC.
                              401(K) SAVINGS AND INVESTMENT PLAN

                   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                                    WITH FUND INFORMATION
                            FOR THE YEAR ENDED SEPTEMBER 30, 1997

                                                  Strong        Strong     Templeton      Westcore
                                                   Total      Government    Foreign        Midco
                                                  Return      Securities       Fund       Growth
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:

  Earning on Investments:
     Interest & dividends                          $   600     $   800     $   700       $ 1,600
     Net investment gain (loss)                        400         500       2,400         2,200
       Net earnings on investments                   1,000       1,300       3,100         3,800

  Contributions:
     Employer                                            -           -           -             -
     Participants                                    1,300       3,800       5,400         4,500
       Total Contributions                           1,300       3,800       5,400         4,500

     Total additions to net assets                   2,300       5,100       8,500         8,300

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Benefits & distributions paid to
    participants                                         -       6,000       1,800           900

Net increase (decrease) prior to
   interfund transfers                               2,300        (900)      6,700         7,400
Interfund transfers                                   (800)     (2,900)     (3,300)       (1,100)
     Net increase (decrease)                         1,500      (3,800)      3,400         6,300

Net assets available for benefits:
  Beginning of year                                  3,600      15,800      13,400        12,800

  End of year                                       $5,100     $12,000     $16,800       $19,100
_______________
* Investments account for 5% or more of the Plan's net assets available for benefits at September 30, 1997.

                                GOOD TIMES RESTAURANTS INC.
                              401(K) SAVINGS AND INVESTMENT PLAN

               STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                                  WITH FUND INFORMATION
                            FOR THE YEAR ENDED SEPTEMBER 30, 1997

                                           Good Times   Participant
                                             Stock*       Loans       Other       Total
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:

  Earning on Investments:
     Interest & dividends                   $   -       $   -        $  -         $33,700
     Net investment gain (loss)             (11,600)        -           -          15,300
       Net earnings on investments          (11,600)        -           -          49,000

  Contributions:
     Employer                                   -           -        17,900        17,900
     Participants                               -           -           -          83,700
       Total Contributions                      -           -        17,900       101,600

     Total additions to net assets          (11,600)        -        17,900       150,600

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Benefits & distributions paid to
    participants                              8,300       1,800         -          47,000

Net increase (decrease) prior to
   interfund transfers                      (19,900)     (1,800)     17,900       103,600
Interfund transfers                          47,300       3,900     (38,900)          -
     Net increase (decrease)                 27,400       2,100     (21,000)      103,600

Net assets available for benefits:
  Beginning of year                          37,500       7,900      46,400       292,600

  End of year                              $ 64,900    $ 10,000    $ 25,400     $ 396,200

_______________
* Investments account for 5% or more of the plan's net assets available for benefits at September 30, 1997.

                    See accompanying notes to these financial statements.

                                GOOD TIMES RESTAURANTS INC.
                              401(K) SAVINGS AND INVESTMENT PLAN

          STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH
                                    FUND INFORMATION
                            FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                                                        Fidelity
                                              Money        Equity       Advisor      Invesco
                                             Market       Index          Equity      Select
                                             Account       Fund*        Growth*      Income
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:

  Earning on Investments:
     Interest on participants loans           $   -       $   -       $   -         $   -
     Other interest                               -           100         100           500
     Net investment gain (loss)                   -         1,900       1,300          (500)
       Net earning on investments                 -         2,000       1,400           -

  Contributions:
     Employer (non-cash)                          -           -           -             -
     Participants                                 -         6,600       7,600         6,900
       Total Contributions                        -         6,600       7,600         6,900

     Total additions to net assets                -         8,600       9,000         6,900

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Other expense                                 2,100         -           -             -
  Benefits & distributions paid to
    participants                               45,800      10,400       1,100         4,300
       Total deductions from net assets        47,900      10,400       1,100         4,300

Net increase (decrease) prior to
   interfund transfers                        (47,900)     (1,800)      7,900         2,600
Interfund transfers                           (93,300)     22,900      10,600        10,300
     Net increase (decrease)                 (141,200)     21,100      18,500        12,900

Net assets available for benefits:
  Beginning of year                           141,200         -           -             -

  End of year                                $    -      $ 21,100    $ 18,500      $ 12,900
_______________
* Investments account for 5% or more of the Plan's net assets available for benefits at September 30, 1996.

                    See accompanying notes to these financial statements.

                                GOOD TIMES RESTAURANTS INC.
                              401(K) SAVINGS AND INVESTMENT PLAN

               STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
WITH
                                     FUND INFORMATION
                            FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                                                         Stagecoach    Scudder
                                         Fidelity     Invesco              Treasury    Growth
                                         Adv. Equity  Dynamics    Janus     Money        and
                                         Income*       Fund*      Fund*     Market     Income
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:

  Earning on Investments:
     Interest on participants loans     $   -        $   -        $   -     $   -        $  -
     Other interest                        300         300          400       400          300
     Net investment gain (loss)            300       1,800        2,700         -          600
       Net earning on investments          600       2,100        3,100       400          900

  Contributions:
     Employer (non-cash)                    -           -             -         -           -
     Participants                        9,300       7,900       19,400     1,600        5,500
       Total Contributions               9,300       7,900       19,400     1,600        5,500

     Total additions to net assets       9,900      10,000       22,500     2,000        6,400

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Other expense                             -           -             -         -            -
  Benefits & distributions paid to
    participants                         1,500       1,200       18,900    21,200        5,600
       Total deductions from
          net assets                     1,500       1,200       18,900    21,200        5,600

Net increase (decrease) prior to
   interfund transfers                   8,400       8,800        3,600   (19,200)         800
Interfund transfers                      8,600      14,900       33,000    32,300       11,500
     Net increase (decrease)            17,000      23,700       36,600    13,100       12,300

Net assets available for benefits:
  Beginning of year                          -           -            -         -            -

  End of year                         $ 17,000    $ 23,700     $ 36,600  $ 13,100     $ 12,300
_______________
* Investments account for 5% or more of the Plan's net assets available for benefits at September 30, 1996.

                    See accompanying notes to these financial statements.

                                GOOD TIMES RESTAURANTS INC.
                              401(K) SAVINGS AND INVESTMENT PLAN

                STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                                    WITH FUND INFORMATION
                            FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                             Strong        Strong     Templeton      Westcore
                                              Total      Government    Foreign        Midco
                                             Return     Securities*       Fund       Growth
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:

  Earning on Investments:
     Interest on participants loans          $   -       $   -       $   -         $   -
     Other interest                              -           500         100           100
     Net investment gain (loss)                  100        (500)        700         1,200
       Net earning on investments                100         -           800         1,300

  Contributions:
     Employer                                    -           -           -             -
     Participants                              1,900       7,000       7,000         4,800
       Total Contributions                     1,900       7,000       7,000         4,800

     Total additions to net assets             2,000       7,000       7,800         6,100

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Other expense                                  -           -           -             -
  Benefits & distributions paid to
    participants                                 500       5,900       3,500           600
       Total deductions from net assets          500       5,900       3,500           600

Net increase (decrease) prior to
   interfund transfers                         1,500       1,100       4,300         5,500
Interfund transfers                            2,100      14,700       9,100         7,300
     Net increase (decrease                    3,600      15,800      13,400        12,800

Net assets available for benefits:
  Beginning of year                              -           -           -             -

  End of year                                $ 3,600    $ 15,800    $ 13,400      $ 12,800
_______________
* Investments account for 5% or more of the Plan's net assets available for benefits at September 30, 1996.

                    See accompanying notes to these financial statements.

                                GOOD TIMES RESTAURANTS INC.
                              401(K) SAVINGS AND INVESTMENT PLAN

                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                                  WITH FUND INFORMATION
                            FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                           Good Times   Participant
                                             Stock*       Loans         Other        Total
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:

  Earning on Investments:
     Interest on participants loans          $   -       $   400     $   -         $   400
     Other interest                              -           -           -           3,100
     Net investment gain (loss)              (47,800)        -           -         (38,200)
       Net earning on investments            (47,800)        400         -         (34,700)

  Contributions:
     Employer                                    -           -        39,000        39,000
     Participants                             13,600         -         7,400       106,500
       Total Contributions                    13,600         -        46,400       145,500

     Total additions to net assets           (34,200)        400      46,400       110,800

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Other expense                                  -           -           -           2,100
  Benefits & distributions paid to
    participants                               8,500         -           -         129,000
       Total deductions from net assets        8,500         -           -         131,100

Net increase (decrease) prior to
   interfund transfers                       (42,700)        400      46,400       (20,300)
Interfund transfers                          (24,100)      1,100     (61,000)          -
     Net increase (decrease                  (66,800)      1,500     (14,600)      (20,300)

Net assets available for benefits:
  Beginning of year                          104,300       6,400      61,000       312,900

  End of year                               $ 37,500   $   7,900    $ 46,400     $ 292,600
_______________
* Investments account for 5% or more of the Plan's net assets available for benefits at September 30, 1996.

                   See accompanying notes to these financial statements.

1.   Summary Description of the Plan:

     The following description of the Good Times Restaurants Inc. (the "Company" or "Employer") 401(k) Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. The Plan receives all contributions from the Company.

     Nature of Operations - The Plan became effective on April 1,
     1992, and has a year-end of September 30.

     The Plan is a defined contribution profit sharing plan covering all employees who have completed a year of service and are at least 21 years old. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     The Plan is intended to be a "Qualified" plan under Internal
     Revenue Code (IRC) Section 401(a). As such, contributions made to the Plan are not taxable to the participant until distributed.

     Contributions - Each participant may contribute up to 14% of eligible compensation, subject to the limits of IRC
     Section 402(g). Management of the Company may also elect to make matching contributions to the Plan. For the years ended September 30, 1997 and 1996, management of the Company elected to make a matching contributions equal to 25% and 50%, respectively, of each participant's salary deferrals, up to a maximum matching contribution of 6% of eligible compensation. Management of the Company may also elect to make discretionary contributions to the Plan. Management can elect to make discretionary contributions to either all non-highly compensated employees, or to all eligible employees. Management of the Company elected to make no discretionary contributions for the plan years ended September 30, 1997 and 1996. Total employer and participant contributions must not exceed the annual limitation set forth by IRC Section 402(g). All matching contributions are made by the Company in the form of Good Times Inc. common stock, which is valued at the quoted market price as of the last day of the Plan year.

     Participant Accounts - Each participant's account is credited with the employee's contributions and an allocation of the employer's contribution. Allocation of employer contributions are based on the ratio of each individual participant's eligible compensation to the eligible compensation of all participants who receive contributions. Plan income is allocated to participant accounts on a pro rata basis based on account balances.

     Vesting - Participants are immediately vested in their elective contributions plus actual earnings thereon.
     Vesting in the remainder of their accounts is based on years of continuous service. A participant becomes 100% vested after five years of credited service. A participant's account also becomes fully vested in the event of total disability or death, or upon reaching the normal retirement age of 65.

     Payment of Benefits - A participant's account balance may be distributed when the participant terminates from service, retires, or dies. Benefits may be received in a lump sum, an annuity, or a combination of both.

     Participant Loans - Participants may borrow from the Plan in an amount greater than $1,000 up to a maximum of the lesser of $50,000 or 50 percent of the participant's vested account balance. Loans must be repaid within five years (unless the loan is for the purchase of a home) and bear interest at rates similar to those being charged by local commercial banks. Interest rates on participant loans ranged from 10.3% to 11.8% for the years ended September 30, 1997 and 1996.

     Administrative Expenses - The Company pays certain expenses related to the Plan including payroll and other general and administrative expenses of administering the Plan, and audit fees.

     Forfeited Accounts - At September 30, 1997 and 1996, forfeitures totaled $2,600 and $2,300, respectively. These amounts were used to reduce the employer matching contribution.


2.   Summary of Significant Accounting Policies:

     Basis of Accounting - The financial statements of the Plan are presented on the accrual basis of accounting.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Investment Valuation - The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost which approximates fair value.

     Payments of Benefits - Benefits are recorded when paid.

     Fair Value of Financial Instruments - The Company's financial instruments include investments and loans to participants. Investments are recorded at fair value. The difference between the fair value and the carrying value of participant loans is immaterial to the financial statements taken as a whole.

3.   Investments:

     The Plan's custodian has certified that the following information is complete and accurate:

     Investments at September 30, 1996:

     Equity Index Fund                                      $ 21,100
     Fidelity Advisor Equity Growth                           18,500
     Invesco Select Income                                    12,900
     Fidelity Advisor Equity Income                           17,000
     Invesco Dynamics Fund                                    23,700
     Janus Fund                                               36,600
     Stagecoach Treasury Money Market                         13,100
     Scudder Growth and Income                                12,300
     Strong Total Return                                       3,600
     Strong Government Securities                             15,800
     Templeton Foreign Fund                                   13,400
     Westcore Midco Growth                                    12,800
     Good Times Common Stock                                  37,500

Total investments                                          $238,300

Participant Loans                                          $  7,900

Earnings (loss) from investments for the year ended September 30,
1996:
     Equity Index Fund                                      $ 2,000
     Fidelity Advisor Equity Growth                           1,400
     Invesco Select Income                                        -
     Fidelity Advisor Equity Income                             600
     Invesco Dynamics Fund                                    2,100
     Janus Fund                                               3,100
     Stagecoach Treasury Money Market                           400
     Scudder Growth and Income                                  900
     Strong Total Return                                        100
     Strong Government Securities                                -
     Templeton Foreign Fund                                     800
     Westcore Midco Growth                                    1,300
     Good Times Common Stock                                (47,800)
     Interest on Participant Loans                              400

Total (loss)                                               $(34,700)


     Upon enrolling in the Plan, participants may direct that contributions be invested in any of the following investments, and in any percentage determined by the participant:

     Wells Fargo S&P 500 Stock Fund - The Fund seeks to provide total returns comparable to the returns of the S&P 500 stock index.

     Fidelity Advisor Equity Growth - The Fund seeks aggressive capital growth by investing in growth stocks, preferred stocks, convertible securities, and corporate debt obligations.

     Invesco Select Income - The Fund seeks a high level of current income by investing in government and corporate debt securities.

     Fidelity Advisor Equity Income - The Fund seeks income by investing in income-producing common stocks, preferred stocks, convertible securities, and corporate debt obligations.

     Invesco Dynamics Fund - The Fund seeks capital appreciation by investing primarily in common stocks.

     Janus Fund - The Fund seeks capital appreciation consistent with preservation of capital by investing primarily in common stocks of companies and industries experiencing favorable demand for their products and services.

     Stagecoach Treasury Money Market Accounts - The Fund is an AAA rated fund by Moody's and Standard & Poor's, which seeks to provide current income while preserving principal by investing only in U.S. Treasury obligations or repurchase agreements which are collateralized by U.S. Treasury obligations.

     Scudder Growth and Income - The Fund seeks growth of capital, current income, and growth of income by investing in dividend-paying common stocks, preferred stocks, and convertible securities with growth potential.

     Strong Total Return - The Fund seeks income and capital appreciation consistent with reasonable risk. The Fund invests primarily in common stocks, corporate bonds and debentures, and money market instruments.

     Strong Government Securities - The Fund seeks current income by investing in fixed income securities issued or guaranteed by the U.S. government and its agencies or instrumentalities and in investment-grade corporate securities.

     Templeton Foreign Fund - The Fund seeks long-term capital appreciation by investing in stocks and debt obligations of companies and governments outside the United States.

     Westcore Midco Growth - The Fund seeks long-term capital appreciation by investing in growth stocks of medium-size companies which are likely to show strong earnings growth.

     Good Times Common Stock - Good Times Restaurants Inc. common stock.

4.   Plan Termination:

     Although it has not expressed any intent to do so, the Employer reserves the right to terminate the Plan at any time by resolution of its Board of Directors. If termination occurs, the balances of all participants become fully vested and each participant will receive a total lump sum distribution.


5.   Party in Interest:

     The Plan has investments in a money market account and an S&P 500 stock fund that are managed by Wells Fargo. Wells Fargo is the custodian of the Plan's assets and, therefore, transactions occur in these accounts are party-in-interest transactions.


6.   Reconciliation of Financial Statements to Form 5500:

     The Form 5500 was prepared on the cash basis of accounting and the financial statements were prepared on the accrual basis of accounting. Following is a reconciliation between these financial statements and the Form 5500:

                                                 Net Assets Available for
                                                 Benefits at September 30,
                                                    1997         1996

    Total per the financial statements             $396,200     $292,600
    Less, employer contribution receivable          (17,900)     (39,000)
    Less, employee contribution receivable*          (7,500)        -

    Total per Form 5500 (rounded)                  $370,800     $253,600


    ________________________
    *   Included on Form 5500 for the plan year ended September
        30, 1996.

7.  Tax Status:

    The Internal Revenue Service has determined and informed the Company by a letter dated in April 1997, that the prototype plan adopted by the Company is designed in accordance with
    applicable sections of the IRC.   The Plan has been amended
    since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

                                 GOOD TIMES RESTAURANTS INC.
                              401(k) SAVINGS AND INVESTMENT PLAN

                                        EIN 84-1133368
                                         PLAN NO. 001
                   ITEM 27a-SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                      SEPTEMBER 30, 1997


                                                     (C)
                                           Description of Investment
                                                  Including
                          (B)                Maturity Date, Rate of                      (E)
             Identity of Issue, Borrower,  Interest, Collateral, Par,        (D)       Current
(A)**           Lessor, or Similar Party        or Maturity Value           Cost        Value
*    Stagecoach Treasury Money Market   Money Market Fund               $    5,900      $ 5,900
     Strong Government Securities       Mutual Fund                         11,900       12,000
     Invesco Select Income              Mutual Fund                         13,900       14,300
     Strong Total Return                Mutual Fund                          4,600        5,100
     Wells Fargo S&P 500 Stock Fund     Mutual Fund                         28,300       26,800
     Janus                              Mutual Fund                         59,300       69,800
     Scudder Growth & Income            Mutual Fund                         27,600       35,000
     Fidelity Advisor Equity Income     Mutual Fund                         19,000       23,500
     Westcore Midco Growth              Mutual Fund                         16,000       19,100
     Invesco Dynamics                   Mutual Fund                         32,400       39,400
     Fidelity Advisor Equity Growth     Mutual Fund                         22,400       28,200
     Templeton Foreign                  Mutual Fund                         14,000       16,800
     Good Times Common Stock            Stock Fund                          70,300       64,900
     Participant Loans                  Interest Rates Range
                                          from 10.3% to 11.8%                  -         10,000




** This column will have an asterisk on each line which is identified as a party-in-interest to the Plan. Wells Fargo acts as the Plan's custodian and manages the Stagecoach Treasury Money Market account and the Wells Fargo S&P 500 Stock Fund.

                                 GOOD TIMES RESTAURANTS INC.
                              401(k) SAVINGS AND INVESTMENT PLAN

                                        EIN 84-1133368
                                         PLAN NO. 001
                   ITEM 27a-SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                      SEPTEMBER 30, 1996


                                                     (C)
                                           Description of Investment
                                                  Including
                          (B)                Maturity Date, Rate of                     (E)
             Identity of Issue, Borrower,  Interest, Collateral, Par,      (D)        Current
(A)**           Lessor, or Similar Party        or Maturity Value         Cost         Value
*    Stagecoach Treasury Money Market   Money Market Fund                 $ 10,400     $ 10,400
     Strong Government Securities       Mutual Fund                         16,200       15,800
     Invesco Select Income              Mutual Fund                         13,200       12,900
     Strong Total Return                Mutual Fund                          3,400        3,600
     Equity Index                       Mutual Fund                         19,400       21,100
     Janus                              Mutual Fund                         33,900       36,600
     Scudder Growth & Income            Mutual Fund                         11,700       12,300
     Fidelity Advisor Equity Income     Mutual Fund                         16,800       17,000
     Westcore Midco Growth              Mutual Fund                         11,700       12,800
     Invesco Dynamics                   Mutual Fund                         22,000       23,700
     Fidelity Advisor Equity Growth     Mutual Fund                         17,300       18,500
     Templeton Foreign                  Mutual Fund                         12,700       13,400
     Good Times Common Stock            Stock Fund                          32,500       37,500
     Good Times Stock Liquidity         Stock Liquidity Fund                 2,700        2,700
     Participant Loans                  Interest Rates Range
                                          from 8% to 10.9%                     -          7,900




** This column will have an asterisk on each line which is identified as a party-in-interest to the Plan. Wells Fargo acts as the Plan's custodian and manages the money market account.

                                GOOD TIMES RESTAURANTS INC.
                              401(k) SAVINGS AND INVESTMENT PLAN

                                        EIN 84-1133368
                                         PLAN NO. 001

                        ITEM 27d-SCHEDULE OF REPORTABLE TRANSACTIONS
                           FOR THE YEAR ENDED SEPTEMBER 30, 1997

                                                                             (H)
                                                                           Current
        (A) Identity of Party                                              Value of          (I)
           Involved and                    (C)         (D)        (G)      Asset on          Net
           (B) Description               Purchase     Selling    Cost of  Transaction       Gain
             of Asset                     Price        Price     Asset        Date          (Loss)

Strong Government Securities              $   10       $  -      $ 5,300     $  5,300      $   -
Strong Government Securities                   -          10       9,700        9,600         (100)
Wells Fargo S&P 500 Stock Fund                26           -      28,300       28,300          -
Wells Fargo S&P 500 Stock Fund                 -          28      19,400       11,900       (7,500)
Janus Fund                                    26           -      30,300       30,300          -
Janus Fund                                     -          26       4,900        5,100          200
Scudder Growth and Income                     24           -      18,100       18,100          -
Scudder Growth and Income                      -          24       2,200        2,500          300
Fidelity Advisor Equity Income                23           -      11,100       11,100          -
Fidelity Advisor Equity Income                 -          22       8,800        9,400          600
Invesco Dynamics Fund                         13           -      17,300       17,300          -
Invesco Dynamics Fund                          -          14       6,900        7,400          500
Fidelity Advisor Equity Growth                44           -      12,100       12,100          -
Fidelity Advisor Equity Growth                 -          44       7,100        7,700          600
Good Times Common Stock                        1           -      51,200       51,200          -
Good Times Common Stock                        -           1      13,500       12,200       (1,300)

                                GOOD TIMES RESTAURANTS INC.
                              401(k) SAVINGS AND INVESTMENT PLAN

                                        EIN 84-1133368
                                         PLAN NO. 001

                        ITEM 27d-SCHEDULE OF REPORTABLE TRANSACTIONS
                           FOR THE YEAR ENDED SEPTEMBER 30, 1996


                                                                        (H)
                                                                      Current
        (A) Identity of Party                                         Value of         (I)
           Involved and               (C)         (D)        (G)      Asset on         Net
           (B) Description          Purchase     Selling    Cost of  Transaction      Gain
             of Asset                Price        Price     Asset        Date         (Loss)

Stagecoach Money Market            $    1        $         $ 31,600     $ 31,600      $   -
Stagecoach Money Market                               1      21,200       21,200          -
Stock Liq. Stock Liquidity              1                    25,700       25,700          -
Stock Liq. Stock Liquidity                            1      24,600       24,600          -
Stock Fund                              1                    23,700       23,700          -
Stock Fund                                            1      17,700       10,100      (7,600)
Scudder Mutual Fund                    20                    18,300       18,300          -
Scudder Mutual Fund                                  22       6,500        6,700         200
Strong Gvt. Mutual Fund                11                    22,200       22,200          -
Strong Gvt. Mutual Fund                              10       6,000        5,900        (100)
Templeton Mutual Fund                  10                    16,100       16,100          -
Templeton Mutual Fund                                10       3,300        3,500         200
Equity Mutual Fund                    202                    29,600       29,600          -
Equity Mutual Fund                                  211       9,800       10,400         600
Fidelity Adv. Mutual Fund              39                    19,400       19,400          -
Fidelity Adv. Mutual Fund                            40       2,000        2,100         100
Invesco Select Mutual Fund              6                    18,700       18,700          -
Invesco Select Mutual Fund                            6       5,600        5,300        (300)
Fid. Adv. Equity Port Mutual Fund      21                    19,300       19,300          -
Fid. Adv. Equity Port Mutual Fund                    21       2,400        2,500         100
Invesco Dynamic Mutual Fund            13                    23,200       23,200          -
Invesco Dynamic Mutual Fund                          13       1,300        1,200        (100)
Janus Mutual Fund                      25                    53,700       53,700          -
Janus Mutual Fund                                    25      19,700       19,900         200

                            SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 31st day of July, 1998.

                              GOOD TIMES RESTAURANTS INC.



                              By:/s/ Boyd E. Hoback
                                   Boyd E. Hoback, Director,Chief
                                   Executive Officer and
                                   President (a principal
                                   executive officer and
                                   director)

                    GENERAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below, hereby authorizes, constitutes and appoints Boyd
E. Hoback his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement for the registration under the Securities Act of 1933, as amended, of securities of Good Times Restaurants Inc. and any and all pre-effective and post-effective amendments to this registration statement, together with any and all exhibits thereto and other documents required to be filed with respect hereto and thereto and to file the same with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as such attorney-in-fact deems appropriate.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Title                 Date


/s/Geoffrey R. Bailey    Chairman of the Board of      July 31, 1998
Geoffrey R. Bailey       Directors, Director

/s/ Boyd E. Hoback       Director, Chief Executive     July 31, 1998
Boyd E. Hoback           Officer, and President
                         (a principal executive
                         officer and director)

/s/ Dan W. James II      Director                     July 31, 1998
Dan W. James II

/s/ Richard J. Stark     Director                     July 31, 1998
Richard J. Stark

/s/ Thomas P. McCarty    Director                     July 31, 1998
Thomas P. McCarty

/s/ Alan A. Teran        Director                     July 31, 1998
Alan A. Teran

/s/ David E. Bailey      Director                     July 31, 1998
David E. Bailey

                          EXHIBIT INDEX

                                                       Sequential
Exhibit No.                                             Page No.

     4.1 1992 Incentive Stock Option Plan of the Registrant, as amended

     4.2 1992 Non-Statutory Stock Option Plan of the Registrant, as amended

     4.3  Nonstandardized Prototype Cash or Deferred
          Profit-Sharing Plan and Trust/Custodial Account for
          Good Times Drive Thru, Inc. as a Subsidiary of Good
          Times estaurants, Inc.

     4.4  Good Times Drive Thru, Inc. as a Subsidiary of Good
          Times Restaurants, Inc. 401(k) Savings and Investment
          Plan Summary Plan Description

     5.1 Opinion of Cohen Brame & Smith Professional Corporation re legality of the Common Stock offered hereby

     23.1 Consent of Cohen Brame & Smith Professional Corporation
          (included in Exhibit 5.1 to this registration statement)

     23.2 Consent of Hein & Associates, LLP independent certified public accountants

                    REOFFER PROSPECTUS

         Subject to Completion, August 5, 1998

                 GOOD TIMES RESTAURANTS INC.


       90,000 Shares of Common Stock ($.001 par value)
      210,000 Shares of Common Stock Underlying Options



     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK
     FACTORS."


         This Prospectus relates to (a) 90,000 shares ("401(k) Shares") of common stock, $.001 par value per share ("Common Stock"), of GOOD TIMES RESTAURANTS INC. (the "Company" or "Good Times") issued or issuable pursuant to the Company's 401(k) Savings and Investment
     Plan (the "401(k) Plan); and (b) 210,000 shares ("Option Shares") of Common Stock underlying incentive and non-statutory stock options issued or issuable pursuant to the Company's 1992 Incentive Stock
     Option Plan ("ISO") and 1992 Non-Statutory stock Option Plan ("NSO" and together with the ISO, the "Option Plans"). The 401(k) Shares and Option Shares are together hereinafter referred to as the "Shares." The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time (i) in transactions in the over-the-counter market, in negotiated transac-tions, through the writing of options on the Shares, or a combination of such methods of sale, and (ii) at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Sale of Shares."

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company will however receive proceeds from the exercise of the stock options issued pursuant to the Option Plans. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders.

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK (SEE "RISK
              FACTORS") INCLUDING:

           - NEITHER THE COMPANY NOR ITS SUBSIDIARY GOOD TIMES DRIVE THRU INC. HAS EARNED A PROFIT DURING ANY FISCAL YEAR

           -    SUBSTANTIAL COMPETITION

           - NEED FOR ADDITIONAL FINANCING IN ORDER TO FULLY IMPLEMENT BUSINESS PLAN

           -    SUBSTANTIAL AMOUNT OF SHARES ELIGIBLE FOR FUTURE SALE

           -    IMMEDIATE AND SUBSTANTIAL DILUTION

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commis-sion's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made.


                        RISK FACTORS

         These securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in this Prospectus, the following:

     Risks Relating to the Company

         Neither the Company Nor Drive Thru Has Earned a Profit During
     Any Fiscal Year. As of September 30, 1997, the Company had a working capital deficit of ($534,000) and a net worth of $2,893,000. Losses from inception to that date aggregated
     $8,945,000.  The Company's wholly owned subsidiary, Good Times
     Drive Thru Inc. ("Drive Thru") which owns and operates the restaurants, has incurred losses every year since inception. Management believes the losses at Drive Thru are a result of high general and administrative expenses, expenses associated with training and regional management and other costs associated with preparing Good Times for significant growth. As additional Good Times units are developed, the increase in operating income generated by those units is anticipated to improve Good Times' financial results.
     However, no assurance can be given that the Company will achieve profitability on a consistent basis.

         Limited Site Selection. Location of restaurants for Good Times in high-traffic and readily accessible areas is an important factor to its success. Drive through restaurants require sites with specific characteristics which limit the number of sites available in a market. Suitable locations are in great demand and may be difficult to obtain at a reasonable cost. Furthermore, there is no assurance that sites selected by management will be successful.

         Substantial Competition. Good Times competes with many recognized national and regional fast-food hamburger restaurant chains that have a well-established customer base as well as small, regional and local hamburger and other fast-food restaurants, many of which feature drive-through service. Most of Good Times' competitors have financial resources, advertising budgets, marketing programs and name recognition exceeding that of Good Times. Moreover, since only a relatively small capital investment is required to establish a Good Times' restaurant, other firms may compete with Good Times for consumer sales and available locations by establishing restaurants similar to those of Good Times. Good Times ability to compete in times of inflation may be hindered as it may not have the same ability to absorb increased costs as would better capitalized competing hamburger chains. No assurance can be given that Good Times will be able to successfully compete on a profitable basis.

         Restaurant companies that currently compete with Good Times in the Denver market include McDonald's, Burger King, Wendy's and Carl's Jr.

         Need for Additional Financing in Order to Fully Implement Business Plan. In order to fully develop the Denver and Colorado Springs ADIs and to expand into markets outside of Colorado with Good Times restaurants, Drive Thru will require additional financing. No assurance can be given that any required financing will be available at all or on reasonable terms.

         Dependence on Management. The current operations and future success of the Company are dependent largely on the efforts and abilities of its management and, in particular, Boyd E. Hoback. While the Company has entered into an employment agreement with Mr. Hoback, the Company does not maintain key-man insurance on Mr. Hoback's life. The loss or unavailability to the Company of Mr. Hoback could have a material adverse effect upon its business.

     Lack of Federal Trademark Protection. Drive Thru has registered its mark "Good Times! Drive Thru Burgers"SM in the State of
     Colorado and will endeavor to register such mark in each state it or a franchisee intends to open a restaurant. No assurance can be given, however, that Good Times will be able to register the mark in each such state. Good Times relies solely upon common law trademark protection and state registration. Such reliance will not protect Good Times against a prior user of the mark. If prior use is established, Good Times may not be able to use the mark in the area of such use. Drive Thru has applied for federal trademark registration. No assurance can be given that any such registration will issue or, if it does issue, that Good Times' right to the name will be protected in all desirable jurisdictions.

         Dependence on Franchises. As of the date of this Prospectus, 13 franchises have been sold but no assurance can be given that Drive Thru will be able to sell additional franchises or that its existing franchisees will fulfill their obligations under their respective franchise agreements. The development of the Denver and Colorado Springs ADIs by Good Times would be adversely impacted by its inability to sell franchises or the existing franchisees' inability to fulfill their obligations to Drive Thru.

         Substantial Cost of Compliance With Government Regulations. Operation of any restaurant is subject to a multitude of federal, state and local rules and regulations relating, among other things, to food preparation and cleanliness; safety in the work place; accommodations for the disabled; wage and hour requirements; and discrimination or discriminatory practices based upon race, religion, sex and other factors. Furthermore, federal government proposals regarding healthcare may result in higher costs for the Company and Drive Thru and may have an adverse impact on earnings. Although to date Drive Thru has not experienced any significant regulatory problems, no such continued assurances can be given.
     The development and opening of new restaurants may be delayed as a result of government regulations which may require certain licenses and approvals prior to opening. Management will have no control over any delays caused by such government regulations. As a result, Drive Thru may incur losses due to such delays or may have to abandon a site completely if the required approvals and licenses are not obtained. Drive Thru will endeavor to work with government officials to obtain any required licenses or approvals on a timely basis.

         Uninsured Losses and Perils. The Company has obtained comprehensive insurance, including fire, general and products liability and extended coverage, of the types and in amounts customarily obtained by companies in the restaurant industry. However, there are certain types of losses (generally of a catastrophic nature, such as earthquakes and floods) which are either uninsurable or not economically insurable. An uninsured or partially insured loss could have a material adverse effect upon the Company.

         Dependence Upon Availability of and Low Cost for Supplies and Labor. Profitable operation of restaurants is partially dependent upon the availability of adequate food supplies at reasonable prices and an adequate labor supply. The cost and availability of food supplies is subject to seasonal and local factors beyond management's control. Labor is typically paid on an hourly basis in amounts at or moderately above the minimum wage. Future increases in the minimum wage could have a material adverse effect upon the Company.

         Risks of Ground Lease Financing. Ground leases are often an attractive method of financing the acquisition of real estate for the development of restaurants. However, such arrangements offer risks which may not otherwise be present. Drive Thru may lease the land and, at its cost, may construct the improvements thereon. Any default by Drive Thru under the lease may, subject to cure rights, give the lessor the right to terminate the ground lease, thereby depriving Drive Thru not only of any interest in the land, but also of the improvements. Also, rent may increase over the term of the lease based upon increases in the applicable price index or otherwise. Finally, the resale value of a lessee's interest in a ground lease may be less than if the land were owned, particularly toward the end of the lease term.

         No Dividends. The Company has never paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company's ability to pay future dividends will necessarily depend upon its earnings and financial condition. In addition, since restaurant development is capital intensive, it is the intent of the Company to retain earnings to satisfy capital requirements.

         Effect of Issuance of Preferred Stock. The Company has authorized 1,000,000 shares of Preferred Stock. 200,000 of such shares are designated Series A Convertible Preferred Stock and are currently issued and outstanding. Such 200,000 shares of Series A Convertible Preferred Stock are convertible into a maximum of 426,667 shares of Common Stock. The rights of the holder of the Series A Convertible Preferred Stock and any other series of preferred stock issued from time to time by Good Times could materially adversely effect the rights of the holders of Common Stock.

     Market Risks

         Substantial Market Overhang. The Company has outstanding Derivative Securities (securities such as options and warrants with a conversion, exercise, exchange or other right or privilege to acquire Common Stock) for the purchase of up to 664,093 shares for an aggregate purchase price of approximately $6,051,925 or an average of $9.11 per share. It is unlikely that the right to acquire shares of Common Stock will be exercised by the holders of the Derivative Securities unless the then market price of the Common Stock significantly exceeds the acquisition price. However, if the acquisition right is exercised, it is likely that the Common Stock issued upon such exercise will be sold soon thereafter, which may have a depressive effect on the then market price of the Common Stock.

         No Assurance of Public Trading Market. At the present time the Company's shares trade on the Nasdaq Small Cap service mark Market System ("Nasdaq"). The maintenance requirements of Nasdaq require among others that the Company's share price remain above $1.00 per share and that the Company has minimum net tangible assets of in excess of $2 million, to avoid delisting. The Company recently was required to obtain shareholder approval for a reverse split in order to maintain its listing on Nasdaq. If, for whatever reason, the Company were delisted from Nasdaq its securities could continue to trade over the counter on the Bulletin Board maintained by the NASD. However, there is no assurance that such a market would develop or that it would be liquid if it did develop.


                       USE OF PROCEEDS

         The Company intends to use the net proceeds received from the exercise of the stock options issued pursuant to the Option Plans to satisfy the Company's cash requirements and for other general business purposes. The Company does not receive any proceeds in connection with the 401(k) Shares.


                    SELLING SHAREHOLDERS

         This Prospectus covers 210,000 shares of Common Stock underlying stock options issued or issuable pursuant to the Option Plans and 90,000 shares of Common Stock issued or issuable pursuant to the 401(k) Plan. The selling shareholders consists of the following:

            (a) 401(k) Plan Participants.  All participants in the
              Company's 401(k) Plan. The eligible participants in the 401(k) Plan are those employees of the Company who are at least 21 years of age and have been employed by the Company for at least six months and completed 1,000 hours of service for the Company. There are approximately 100 employees of the Company eligible to participant in the 401(k) Plan on the date of this Prospectus. Any selling shareholders owning less than 1,000 shares may resell their shares pursuant to this Prospectus without being named herein. To Company's knowledge, as of the date of this Prospectus, no employee intends at this time to resell their 401(k) Shares and/or Option Shares.

            (b) Incentive Stock Option Holders.  All holders of the
              Company's Incentive Stock Options which are issuable only to key employees, including officers, of the Company; and

            (c) Non-Statutory Stock Option Holders.  All holders of
              the Company's Non-Statutory Stock Options which are issuable to key employees, Directors of the Company and such other persons who, in the opinion of the Board of Directors of the Company, are primarily responsible for the promotion and protection of the interests of the Company.


                    PLAN OF DISTRIBUTION

         The sale of the 401(k) Shares and Option Shares by the Selling Shareholders may be effected from time to time (i) in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, and (ii) at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensa-
     tion).

         The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker-dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         The Company has advised the Selling Shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters may be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of his or its shares, such Selling Shareholder, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until his or its participation in that distribution is completed. A "distribu-tion" is defined in Regulation M as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods."

         Regulation M limits the conditions under which any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Regulation M applies to the offer and sale of any of the Shares, then participating broker-dealers may be obligated to cease certain market making activities five business days prior to their participation in the offer and sale of such Shares and may not recommence market making activities until their participation in the distribution has been completed. If Regulation M applies to one or more of the principal market makers in the Company's Common
     Stock, the market price of such stock could be adversely affected.


                 DESCRIPTION OF COMMON STOCK

         The shares of Common Stock covered by this Prospectus are fully paid and nonassessable. Holders of the Common Stock have no preemptive rights. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder. There is no right to cumulate votes for election of directors.
     Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock (after distribution to preferred stockholders with superior distribution rights) will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor.


                        LEGAL MATTERS

         The law firm of Cohen Brame & Smith Professional Corporation, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, will pass upon the legality of the Shares offered hereby.


                           EXPERTS

         The audited financial statements of Good Times Restaurants Inc.'s 401(k) Savings and Investment Plan included in the Registration
     Statement and the audited consolidated financial statements of the Company incorporated by reference into this Prospectus have been audited by HEIN + ASSOCIATES, LLP certified public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.


             DOCUMENTS INCORPORATED BY REFERENCE

         The Company has provided, without charge, to each holder of any Options or Shares; including any beneficial owner, a copy of the Company's Annual Report on 10-KSB for the fiscal year ended
     September 30, 1997, The Company will also provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the other documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

     Good Times Restaurants Inc.
                    601 Corporate Circle
                    Golden, Colorado  80401
                    Telephone number:  (303) 384-1400
                    Attention:  Boyd E. Hoback, President & CEO

     The following documents filed with the Commission by the Company (File Number 0-16365) are hereby incorporated by reference into this Prospectus:

            (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30,1997;

            (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997; and

            (3) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subse-quent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorpo-rated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or supersed-ed shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN
THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING
HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR THE SELLING SHAREHOLDERS.  THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO
BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO
ANY OF THE TIME SUBSEQUENT TO ITS DATE.

         ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURI-TIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.



Index

                                                             Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . .  2
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .  2
       Risks Relating to the Company . . . . . . . . . . . . .  2
       Market Risks. . . . . . . . . . . . . . . . . . . . . .  3
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . .  4
SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . .  4
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . .  4
DESCRIPTION OF COMMON STOCK  . . . . . . . . . . . . . . . . .  5
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .  5
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
DOCUMENTS INCORPORATED BY REFERENCE. . . . . . . . . . . . . .  5